EXHIBIT 10.5


                          TRADEMARK LICENSE AGREEMENT


     THIS AGREEMENT, effective as of the 1st day of January, 2003, is entered into between Panamerican Beverages, SA de CV, a corporation organized and existing under the laws of the Republic of Mexico, with tax residence in Switzerland and an office at Bahnhofstrasse 21,6300 Zug, Switzerland (hereinafter referred to as the "PROPRIETOR") and Panamco Golfo, SA de CV ("Golfo"), a corporation organized and existing under the laws of the Republic of Mexico, with offices at Boulevard Manuel Avila Camacho No. 40, piso 21, Colonia Lomas de Chapultepec, Mexico, D.F., (hereinafter referred to as "LICENSEE"). PROPRIETOR and LICENSEE are referred to herein individually as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

     WHEREAS, PROPRIETOR is the Registered Owner of the trademarks in the International Class 32 under the registration numbers 436643 RISCO, 455234 RISCO and DESIGN, 458791 WATER CONTAINER DESIGN, and certain other trademarks set forth in Schedule A attached hereto (hereinafter referred to as the "Trademarks") in the Golfo territory of the Republic of Mexico, as that territory is described in Appendix III of the "CONTRATO DE EMBOTELLADOR" executed by and between THE COCA-COLA COMPANY and LICENSEE on July 1, 1999, (hereinafter referred to as the "LICENSED TERRITORY");

     WHEREAS, PROPRIETOR has the right to license the Trademarks to LICENSEE and has not entered into any agreements written or otherwise that would prohibit PROPRIETOR from granting a license to the Trademarks;

     WHEREAS, the Parties have arranged and agreed to permit LICENSEE to prepare, package and sell within the LICENSED TERRITORY, a purified water (hereinafter referred to as the "PURIFIED WATER") and a fruit flavored beverage (hereinafter referred to as "FRUIT BEVERAGE") under the Trademarks.


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         WHEREAS, the Parties have agreed to record this Agreement and any relevant subsequent amendments thereto with the Instituto Mexicano de la Propiedad Industrial (hereinafter referred to as "IMPI");

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the Parties agree as follows:

     1. The term of this Agreement (hereinafter the "Term") shall commence on the Effective date of January 1, 2003 and shall expire on December 31, 2012.

     2. PROPRIETOR owns all rights, title and interest to the Trademarks, including all goodwill attached thereto, in and to the Trademarks, and all trademarks rights embodied therein shall at all times be solely vested in PROPRIETOR. LICENSEE has no right, title, interest or claim of ownership in the Trademarks, except for the license expressly granted in this Agreement.

     3. PROPRIETOR hereby grants to LICENSEE an exclusive, transferable, sub-licensable right and license to fully use and exploit the Trademarks throughout the LICENSED TERRITORY in connection with the manufacturing, marketing and sale of PURIFIED WATER and FRUIT BEVERAGE.

     4. As consideration for the rights hereby granted, LICENSEE will pay to the PROPIETOR an annual royalty computed at the rate of two percent (2%) of the net selling price from the sale of PURIFIED WATER and FRUIT BEVERAGE sold under the Trademarks within the LICENSED TERRITORY. This annual royalty should be paid to PROPRIETOR on December 31 of each year during the Term commencing with the first payment on December 31, 2003.

     5. In preparing the PURIFIED WATER and FRUIT BEVERAGE to be sold and distributed by LICENSEE under the Trademarks; LICENSEE shall strictly conform to the formulae, standards, specifications, processes and instructions furnished to LICENSEE by

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PROPIETOR. LICENSEE agrees to maintain the same quality standards for using the Trademarks in connection with the PURIFIED WATER and FRUIT BEVERAGE as described above. LICENSEE agrees to only apply such Trademarks to the PURIFIED WATER and FRUIT BEVERAGE as required by PROPRIETOR and permitted by all applicable laws, rules and regulations in order to protect and preserve PROPRIETOR's rights in the Trademarks.

     6. LICENSEE agrees that it will not at any time impair, disparage or dilute the strength, validity or enforceability of the Trademarks, or commit any act which may in any way impair the right of PROPRIETOR in and to the Trademarks. LICENSEE agrees that in using the Trademarks, LICENSEE will not represent in any way that LICENSEE has any right, title or interest in and to the Trademarks;

     7. LICENSEE shall be able to sublicense the right to use the Trademarks, strictly within the LICENSED TERRITORY, in the understanding that the potential or eventual sublicensees are prohibited to sublicense the Trademarks themselves. Each and every sublicensee that has obtained a license of the Trademarks by LICENSEE shall have the obligation in the same terms and conditions of this Agreement. LICENSEE shall be solely responsible for any responsibility that arises from the use of the Trademarks within the LICENSED TERRITORY. Furthermore, LICENSEE and its sublicensees shall be solely responsible for any illegal use of the Trademarks within the LICENSED TERRITORY.

     8. The Parties agree to do all acts or things, including execution of all necessary documents to secure and maintain the Trademarks registration in Mexico. The Parties agree to take all steps to maintain, prove usage, oppose or handle opposition and cancellation proceedings or renew the Trademarks registration, including but not limited to filing appropriate documentation with the IMPI or other government agencies. During the Term, PROPRIETOR agrees to provide LICENSEE with written notification of PROPRIETOR's intent to abandon, forfeit, or cancel the Trademarks registration and will permit LICENSEE the opportunity to maintain or renew such registration at LICENSEE's expense. PROPRIETOR agrees to provide LICENSEE with the necessary specimens, documentation, and information reasonably requested by LICENSEE to pursue and maintain such Trademarks registration;

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     9. Except as expressly set forth in this Agreement, no other rights to or licenses of the Trademarks are granted by this Agreement;

     10. The Parties agree that upon expiration of the Agreement and written notice to LICENSEE, PROPRIETOR may at its sole option, apply for cancellation of this Agreement with the IMPI. LICENSEE hereby agrees to execute any required documents that PROPRIETOR may request in connection with canceling the recordation of this Agreement;

     11. The foregoing license shall automatically expire at the conclusion of the Term.

     12. This Agreement may be terminated at any time prior to the conclusion of the Term, in whole or in part, by mutual written agreement and consent of the Parties.

     13. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Mexico.

     IN WITNESS WHEREOF, the Parties hereto have caused this Trademark License Agreement to be executed by their duly authorized representatives.


PANAMERICAN BEVERAGES, SA DE CV             PANAMCO GOLFO, SA DE CV



By: /s/ Rudolf Viktor Burch                 By: /s/ Sergio Robleda
   ----------------------------                -------------------------------
   Mr. Rudolf Viktor Burch                     Mr. Sergio Robleda


Date: January 1, 2003                       Date: January 1, 2003
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